Exhibit 99.1

Israel Acquisitions Corp. Announces LOI with Gadfin Aero-Logistics Systems

TEL AVIV, Oct. 16, 2024 (GLOBE NEWSWIRE) -- Israel Acquisitions Corp. (NASDAQ: ISRL) today announced that it has signed a non-binding letter of intent (“LOI”) for a proposed business combination (the “Combination”) with Gadfin Aero-Logistics Systems (“Gadfin”), an Israeli technology company specializing in all-weather unmanned aerial delivery for necessary cargo such as medical supplies.

Through the company’s patented technology, its unmanned aerial vehicles, powered by Hydrogen Fuel cells, that are able to deliver medical supplies and other cargo with ease, even under harsh weather conditions to long range destinations. This makes it possible to significantly improve logistics delivery in both combat zones and for civil purposes.

“Israeli entrepreneurs have been known as lead innovators in technology, and Gadfin’s unmanned aerial vehicles are no exception,” says Izhar Shay, Executive Chairman of Israel Acquisitions Corp. “The company’s technology has the ability to revolutionize the speed of delivery of necessary medical supplies and other important cargo, including into high-risk areas. We look forward to partnering with Gadfin and supporting the growth of their business.”

“We are excited to partner with Israel Acquisitions Corp and bring our unparalleled technology to the Nasdaq markets,” says Eyal Regev, Gadfin CEO. “With this public listing, we will be able to accelerate our production and bring to the market new models fulfilling backlog orders. This will bring this much needed technology to remote locations, hospitals, and other civil areas.”

Israel Acquisitions Corp expects to announce additional details regarding the Combination when a definitive Business Combination Agreement is executed, which is expected in the fourth quarter of 2024.

About Israel Acquisitions Corp.

Israel Acquisitions Corp. is a Cayman Islands exempted company incorporated as a blank-check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on high-growth technology companies that are domiciled in Israel, and that either carry out all or a substantial portion of their activities in Israel or have some other significant Israeli connection. The management team is led by Chairman, Izhar Shay, Chief Executive Officer, Ziv Elul, and Chief Financial Officer, Sharon Barzik Cohen.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

contact@israelspac.com